Exhibit 10.22
May 1, 2026
Sree Sreedhararaj
San Ramon, CA

Re:    Offer of Employment

Dear Sree,

On behalf of Stitch Fix, Inc. (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”). As discussed, the terms of this Agreement govern with respect to your employment, effective as of the Start Date.
1.Employment by the Company.
(a)Position. You will serve as the Company’s Chief Product & Technology Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.
(b)Duties and Location. You will perform those duties and responsibilities as are customary for the position of Chief Product & Technology Officer and as may be directed by the Company’s Chief Executive Officer, to whom you will report. Your position will be based in San Francisco, California. Additionally, the Company reserves the right to reasonably require you to perform your duties at places other than San Francisco and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.
(c)Start Date. Your start date will be June 10, 2026 (the “Start Date”).
2.Base Salary and Employee Benefits.
(a)Salary. You will receive for services to be rendered hereunder base salary paid at the rate of $525,000 per year, less standard payroll deductions and tax withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.
(b)Bonus. You will be eligible to participate in the Company’s executive bonus program starting with fiscal year 2027, as such program may be in effect from

Exhibit 10.22
time to time and subject to the bonus program terms as determined by the Company’s Compensation Committee. The target bonus opportunity for your role under our fiscal year 2026 fiscal year bonus plan is 60% of base salary.
(c)Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to plan terms and generally applicable Company policies. Details about these benefit plans will be provided, upon request.
(d)Sign-On Bonus: Stitch Fix is offering you a sign-on bonus of $10,000. The Signing Bonus will be paid on the Company’s next regularly scheduled payroll date following your start date and, as it is considered taxable earnings, the Signing Bonus will be subject to applicable payroll deductions and tax withholdings.
3.Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
4.Equity Compensation. Following your start date, the Company will recommend to its Compensation Committee that the Company grant you a restricted stock unit award (the “RSU”) valued at $1,500,000. The number of Class A Common Stock shares subject to the RSU will be determined in accordance with the Company’s equity grant practices by the Compensation Committee (or its delegate) in its sole discretion. The RSU shall vest as to twenty-five percent (25%) of the shares subject to the RSU on the Company’s first quarterly vesting date that is at least six (6) months following your start date. The remaining shares shall vest as follows: 25% of the shares in equal quarterly installments over the next two (2) quarterly vesting dates; 33 1/3% of the shares in equal quarterly installments over the next four (4) quarterly vesting dates; and 16 2/3% of the shares in equal quarterly installments over the next four (4) quarterly vesting dates. The RSU award will be made in accordance with and subject to the Company’s applicable Equity Incentive Plan and related documents and award grant notices including the Company’s incentive compensation recoupment policy, that you will be required to sign. Vesting in the RSU is subject to your continued service with the Company through each vesting date, as described in the applicable award agreement, and no right to any equity is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.

Additionally, in the Fall of 2026, and subject to your continued employment at that time, the Company will recommend to the Compensation Committee that you be granted a performance stock unit award (the “PSU”) with a grant date fair value of $1,500,000, with vesting terms, performance conditions, and other conditions aligned with PSUs granted to other senior executives at the time. Approval is subject to the sole discretion of the Compensation Committee.

5.Compliance with Confidentiality Agreement and Company Policies. As a condition of your employment, you agree to the Company’s Arbitration, Confidential Information, Invention Assignment, and At-Will Employment Agreement (the “Confidentiality Agreement”). In addition, you are required to abide by the Company’s policies and procedures, as modified from time to time within the Company’s discretion (including without limitation, acknowledging in writing that you have read and will comply with any applicable Company Employee Handbook); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
6.Protection of Third Party Information. In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential or proprietary information, including trade secrets, of any former employer or other third party to whom you have contractual obligations to protect such information. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any unpublished documents, materials, electronically-recorded information, or other property belonging to any former employer or other third party to whom you have a contractual obligation to protect such property. In addition, you represent and warrant that your employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, that you will perform your duties to the Company without violating any such agreement(s), and that you have disclosed to the Company in writing any contract you have signed that may restrict your activities on behalf of the Company.
7.At-Will Employment Relationship. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The at-will employment relationship between you and the Company may not be changed, except by a specific written agreement signed by the CEO of the Company. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice.
8.Severance. You will be eligible to participate in the Company’s 2026 Severance Plan (the “Severance Plan”) and receive benefits as a “Tier 1 Covered Employee,” as described and pursuant to the terms and conditions in the Severance Plan and any individual Participation Agreement entered into in connection therewith.
9.Return of Company Property. Upon the termination of your employment for any reason, as a precondition to your receipt of benefits under the Severance Plan (if applicable), within five (5) days after the date of your separation from service (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. In addition, if you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) days after the date of your separation from service, you must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. If requested, you shall deliver to the Company a signed statement certifying compliance with this section prior to the receipt of benefits under the Severance Plan.
10.Outside Activities. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.
11.Compliance with Section 409A. It is intended that the payments and benefits set forth in this Agreement be exempt from (and if not so exempt, compliant with) Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) and this Agreement shall be interpreted accordingly. For purposes of Section 409A, your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that any of the amounts payable upon separation from service constitute “deferred compensation” under Section 409A and you are, on the date of your separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of such payments shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after the date of your separation from service, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If any of the payments or benefits that are subject to a release are not covered by one or more exemptions from the application of Section 409A and the release could become effective in the calendar year following the calendar year in which you have a separation from service, the release will not be deemed effective until such subsequent year. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.  With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
12.Dispute Resolution. Section 9 of the Confidentiality Agreement (Arbitration; Legal and Equitable Remedies) shall apply to the terms of this letter and any disputes that may arise in connection with your employment with the Company.
13.Miscellaneous. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures shall be equivalent to original signatures.
14.Conditional Offer. This offer of employment is conditioned upon the following:
(a)The Company reserves the right to conduct background investigations, credit checks, drug screens, and/or reference checks on all of its potential employees. If we conduct a background check using an outside agency, you will be provided a disclosure and authorization form and a notice of your rights, as applicable. This job offer is contingent upon our receipt of satisfactory results from such a background investigation, credit check, drug screen, and/or reference check, if any.
(b)For purposes of federal immigration law compliance, you will be required to provide to the Company appropriate evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

(c)You will be required to sign an acknowledgment that you have read and will comply with the Company’s Code of Conduct. As a Company employee, you will be required to abide by all Company policies and directives.
(d)You are required to sign the Confidentiality Agreement, a copy of which will be included with your new hire paperwork. Please note that we must receive your signed agreement within the first three business days of employment.
Please sign and date this Agreement and return it to me on or before 5pm pacific time on May 6, 2026 if you wish to accept employment at the Company under the terms described above. This offer will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.
We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,

/s/ Matt Baer

Matt Baer
CEO

Reviewed, Understood, and Accepted:

/s/ Sree Sreedhararaj                        May 1, 2026

Sree Sreedhararaj                        Date